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                                 EXHIBIT 23.1

                       CONSENT OF DELOITTE & TOUCHE LLP


INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-5921 of OXIS International, Inc. (formerly DDI Pharmaceuticals, Inc.) and subsidiaries on Form S-3, as amended, of our report dated March 7, 1996, which included an explanatory paragraph relating to the Company's ability to continue as a going concern, appearing in the Annual Report on Form 10-K of OXIS International, Inc. for the year ended December 31, 1995, as amended by Form 10K/A and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


       DELOITTE & TOUCHE LLP
       Portland, Oregon
       August 27, 1996